U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

SHEA HOMES LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

CALIFORNIA	333-177328	95-4240219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

655 Brea Canyon Road, Walnut, California 91789

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (909) 594-9500

Not Applicable

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 20, 2014, Shea Homes Limited Partnership (the “Company”) entered into a $125,000,000 two-year secured revolving credit facility (the “Revolving Credit Facility”) among the Company, the lenders party thereto and U.S. Bank National Association as administrative agent (the “Agent”), which became effective on February 25, 2014. Certain of the Company’s subsidiaries (the “Guarantors”) have guaranteed its obligations under the Revolving Credit Facility.

Pursuant to an Amended and Restated Security Agreement dated as of February 20, 2014, effective as of February 25, 2014, among the Company, the Guarantors and Wells Fargo Bank, National Association as collateral agent, the Company’s obligations under the Revolving Credit Facility are secured by a lien on substantially all of its assets, and the Guarantors’ obligations under the guaranty are secured by a lien on substantially all of their assets. The liens securing the Revolving Credit Facility are pari passu with the liens securing the Company’s 8.625% Senior Secured Notes due 2019 (the “Notes”), but will have the benefit of repayment priority upon enforcement against the collateral.

The Revolving Credit Facility will be used for general corporate purposes of the Company and its subsidiaries. Any loans made under the Revolving Credit Facility (the “Loans”) may accrue interest, at the Company’s option, either at (i) a daily eurocurrency base rate as defined in the Revolving Credit Facility, plus a margin of 2.75% or (ii) a eurocurrency rate as defined in the Revolving Credit Facility, plus a margin of 2.75%. The Company will also pay a fee of 0.50% per annum on the average unused portion of the Revolving Credit Facility.

The Revolving Credit Facility contains certain customary affirmative and negative covenants, including financial covenants. The Company’s ability to draw upon the Revolving Credit Facility is subject to there being no default continuing under the Revolving Credit Facility, as well as customary documentary conditions. If certain defaults occur, including default under certain of the financial covenants, the Revolving Credit Facility will convert into a term loan with an 18-month maturity, with amortization payments equal to 1/18th of the then-outstanding amount of the facility.

As previously disclosed, in order to permit the Company to enter into the Revolving Credit Facility and related documents, in November 2013, the Company completed a solicitation of consents to amend the indenture governing the Notes.

The description of the Revolving Credit Facility and Amended and Restated Security Agreement set forth under this Item 1.01 is qualified in its entirety by references to the complete terms and conditions of the Revolving Credit Facility and Amended and Restated Security Agreement, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

The Revolving Credit Facility and related documents replace the Company’s Letter of Credit Facility Agreement dated as of May 10, 2011, among the Company, the subsidiary guarantors party thereto, the participants party thereto and Credit Suisse AG (the “LC Facility”). All commitments under the LC Facility were terminated and all obligations thereunder were repaid effective on February 25, 2014, concurrent with effectiveness of the Revolving Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement dated as of February 20, 2014, by and among Shea Homes Limited Partnership, the lenders from time to time party thereto, and U.S. Bank National Association as administrative agent.

10.2	Amended and Restated Security Agreement dated as of February 20, 2014 among the Company, the Guarantors and Wells Fargo Bank, National Association as collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHEA HOMES LIMITED PARTNERSHIP

By: /s/ Andrew H. Parnes
Name:	Andrew H. Parnes
Title:	Chief Financial Officer

Date: February 25, 2014

Exhibit Index

Exhibit Number	Description

10.1	Credit Agreement dated as of February 20, 2014, by and among Shea Homes Limited Partnership, the lenders from time to time party thereto, and U.S. Bank National Association as administrative agent.

10.2	Amended and Restated Security Agreement dated as of February 20, 2014 among the Company, the Guarantors and Wells Fargo Bank, National Association as collateral agent.